Exhibit 99.1

[CN BANCORP LETTERHEAD]

April 16, 2007

Dear Stockholder:

We are pleased to enclose a check for your first quarter dividend of $0.07 per share, payable to stockholders of record on March 31, 2007.  Pending stockholder approval of our proposed merger with Sandy Spring Bancorp, this will be your last dividend check for your CN Bancorp, Inc. stock.

We recently sent to you a PROXY and PROXY STATEMENT/PROSPECTUS.  The proposed merger requires an 80% stockholder vote.  If you have not returned your PROXY, it is very important that you sign and return it as soon as possible.  If any of your shares are held in street name at a brokerage, we ask that you sign the proxy sent to you by your broker.

You also recently received, or will receive shortly, the ELECTION FORM AND LETTER OF TRANSMITTAL from American Stock Transfer & Trust Company.  Enclosed is a short guide to assist you in completing the paperwork.  If you have additional questions, you may call:

American Transfer at   1-877-248-6417              or              Shirley Palmer at   410/760-7000

We appreciate the support that you have given us over the past ten years.  We hope that we will continue that relationship with you for many years to come as County National, a Division of Sandy Spring Bank.

Please join us at our Special Stockholder Meeting on Monday, May 21, 2007 at 11:00 a.m.  at Michael’s Eighth Avenue, 8th Avenue and Greyburn Drive in Glen Burnie, MD.

Very truly yours,

Jan W. Clark
Chairman, President and CEO

JWC/sp

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

Sandy Spring Bancorp, Inc. has filed a proxy statement/prospectus and other relevant documents concerning the merger with the SEC.  WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors may obtain these documents free of charge at the SEC’s web site (http://www.sec.gov).   In addition, documents filed with the SEC by Sandy Spring Bancorp, Inc. are available free of charge from Shareholder Relations at 301/570-8338.  The directors, executive officers, and certain other members of management and employees of CN Bancorp are participants in the solicitation of proxies in favor of the merger from the shareholders of CN Bancorp.  Information about the directors and executive officers of CN Bancorp is set forth in CN Bancorp’s Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the SEC on March 7, 2007.  Additional information regarding the interests of such participants is included in the proxy statement/prospectus and the other relevant documents filed with the SEC.